Exhibit 16.1

Deloitte Touche Tohmatsu Consent Letter on change of auditors

April 28, 2015

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams:

We have read Item 16F of Semiconductor Manufacturing International Corporation's Form 20-F dated April 28, 2015, and have the following comments:

1.             We agree with the statements made in paragraph 1 to 4 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.             We have no basis on which to agree or disagree with the statements made in the paragraph 5 of Item 16F.

Yours truly,

/s/ Deloitte Touche Tohmatsu